SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 17, 2012 (August 14, 2012)

Neuralstem, Inc.

(Exact name of registrant as specified in Charter)

Delaware	000-1357459	52-2007292
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

9700 Great Seneca Highway, Rockville, Maryland 20850

(Address of Principal Executive Offices)

(301) 366-4841

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 2 40.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On August 14, 2012, Neuralstem, Inc. (“we”, “Neuralstem” or the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (“Aegis” or “Underwriter”), relating to the offering and sale (the “Offering”) of an aggregate of 6,000,000 shares of common stock of the Company. The shares will be offered at a price to the public of $0.40 per share. The Company has granted the Underwriter a 45-day option to purchase, at the public offering price, up to an aggregate of 900,000 additional shares of their common stock to cover over-allotments, if any. We estimate that gross proceeds we will receive from the Offering will be approximately $2,400,000 and net proceeds of $2,132,000 million, after deducting the Underwriter’s discounts and estimated offering expenses payable by us.

On August 15, 2012, we received notification that the Underwriter elected to exercise its over-allotment option, in full. Accordingly, we anticipate receiving an additional $360,000 of gross proceeds and net proceeds of $334,000, bringing total gross and net proceeds from the Offering to $2,760,000 and $2,466,800, respectively.

The Offering was made pursuant to Company’s effective registration statement on Form S-3 (Registration No. 333-169847), which was previously filed with the Securities and Exchange Commission (“SEC”) and became effective on October 14, 2010, and a final prospectus supplement to be filed with the SEC.

We expect the Offering to close on or about August 20, 2012, subject to the satisfaction of customary closing conditions. The Underwriter will receive a fee of 7.0% of the gross proceeds of the Offering, plus a non-accountable expense allowance equal to 1.0% of the gross proceeds of the Offering. As additional compensation to the Underwriter, upon consummation of sales, we will issue 300,000 warrants to purchase shares of our common stock at an exercise price per share equal to $0.50, or 125% of the public offering price (the “Underwriter Warrants”). The Underwriter Warrants will become exercisable on the one year anniversary of the commencement of sales and have a term of five years from the commencement of sales. The Underwriting Agreement requires us to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make because of such liabilities.

The foregoing description of the Underwriting Agreement and form of Underwriter Warrants is qualified in their entirety by reference to the Underwriting Agreement and Underwriter Warrants, copies of which are filed as Exhibit 1.1 and 4.1, respectively, to this Form 8-K and are incorporated herein by reference. A copy of the opinion of the Silvestre Law Group, P.C. relating to the validity of the shares issued in the Offering is attached hereto as Exhibit 5.1.

Item 8.01              Other Events.

On August 14, 2012, the Company issued a press release announcing the pricing of the Offering. The press release is attached hereto as Exhibit 99.1.

On August 15, 2012, the Company announced the full exercise of the over-allotment option granted to the Underwriters to purchase 900,000 additional shares of Common Stock, at a public offering price of $0.40 per share, in connection with its underwritten public offering of 6,000,000 shares of common stock

Item 9.01              Financial Statements and Exhibits.

(d)          Exhibits.    The following documents are filed as exhibits to this report:

1.1	Underwriting Agreement, dated as of August 14, 2012
4.1	Form of Underwriter Warrant
5.1	Opinion of Silvestre Law Group, P.C.
23.1	Consent of Silvestre Law Group, P.C. (contained in Exhibit 5.1)
99.1	Press Release dated August 14, 2012
99.2	Press Release dated August 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NEURALSTEM, INC

By:	/s/ I. Richard Garr
I. Richard Garr
Chief Executive Officer

Dated: August 17, 2012